Penn Virginia Appoints Two New Independent Directors to the Board

HOUSTON, September 3, 2019 – Penn Virginia Corporation (“Penn Virginia” or the “Company”) (NASDAQ: PVAC) today announced that Tiffany (“TJ”) Thom Cepak and Jeffrey E. Wojahn have been appointed to the Company’s Board of Directors, effective immediately.

Ms. Cepak has more than 20 years of operational and financial experience within the energy industry and was the Chief Financial Officer (“CFO”) of Energy XXI Gulf Coast Inc. from August 2017 until October 2018. She was also CFO of KLR Energy Acquisition Corp. (and subsequent to its business combination, Rosehill Resources Inc.) from January 2015 to June 2017 and CFO of EPL Oil & Gas, Inc. for four years until it was sold in 2014. Ms. Cepak has been a director of Patterson-UTI Energy, Inc. since August 2014. She served as a director of Yates Petroleum Corporation, a privately owned onshore exploration and production company, from October 2015 to October 2016. Ms. Cepak holds a B.S. in Engineering from the University of Illinois and a Masters of Business Administration in Management with a concentration in Finance from Tulane University.

Mr. Wojahn served as Executive Vice President of EnCana Corporation from 2003 to 2013 and was President of Encana Oil & Gas (USA) Inc. from 2006 to 2013. Beginning in 1985, Mr. Wojahn held senior management and operational positions in Canada and the United States and has extensive experience in unconventional resource play development. He served as Advisory Board member for Morgan Stanley Energy Partners from October 2014 until 2017. Currently, Mr. Wojahn is Executive Chairman of MiddleFork Energy Partners and also serves as a director of Bonanza Creek Energy Inc. Mr. Wojahn received his B.S. in Geophysics from the University of Calgary in 1985.

Darin Holderness, Chairman of the Penn Virginia Board, said, “We are pleased to welcome TJ and Jeff to our Board. They bring to Penn Virginia significant financial and operational experience and expertise in the oil and natural gas industry and will be invaluable assets to the Company.”

About Penn Virginia Corporation

Penn Virginia Corporation is a pure-play independent oil and gas company engaged in the development and production of oil, NGLs and natural gas, with operations in the Eagle Ford shale in south Texas. For more information, please visit our website at www.pennvirginia.com. The information on the Company’s website is not part of this release.

Forward-Looking Statements

Certain statements contained herein that are not descriptions of historical facts are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties, and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Additional information concerning these and other factors can be found in the Company’s press releases and filings with the SEC. Many of the factors that will determine the Company’s future results are beyond the ability of management or the Board to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The statements in this release speak only as of the date of this release. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law.

Contact
Clay Jeansonne
Investor Relations
Ph: (713) 722-6540
E-Mail: invest@pennvirginia.com